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                                                                 EXHIBIT (12)(a)


                                   ONEOK, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 AUGUST 31, 1999

                                                             YEARS ENDED AUGUST 31,
                                                 1999       1998       1997       1996       1995
                                               --------   --------   --------   --------   --------
                                                             (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                   $ 37,087   $ 30,846   $ 31,354   $ 31,748   $ 32,345
  Other interest                                 14,440      3,723      3,376      3,184      4,934
  Amortization of debt discount and expense       1,282        506        518        530        512
  Interest on lease agreements                    2,604      2,325      2,266      2,266      2,266
                                               --------   --------   --------   --------   --------
    Total Fixed Charges                          55,413     37,400     37,514     37,728     40,057
                                               --------   --------   --------   --------   --------
Earnings before income taxes and income from
  equity investees                              169,552    168,380     94,107     85,873     68,146
                                               --------   --------   --------   --------   --------
Earnings available for fixed charges           $224,965   $205,780   $131,621   $123,601   $108,203
                                               ========   ========   ========   ========   ========
Ratio of earnings to combined fixed charges       4.06x      5.50x      3.51x      3.28x      2.70x
                                               ========   ========   ========   ========   ========


For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.